EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq SCM:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

www.scheidvineyards.com

CONTACT:	Scott Scheid, President and Chief Executive Officer
Mike Thomsen, Chief Financial Officer

For Immediate Release:

August 12, 2005

SCHEID VINEYARDS INC. REPORTS SECOND QUARTER RESULTS

President Comments on Upcoming Harvest

SALINAS, CA - August 12, 2005 - Scheid Vineyards Inc. (Nasdaq SCM:  SVIN) announced today its financial results for the second quarter ended June 30, 2005.

For the three months ended June 30, 2005, revenues from operations decreased 48% to $757,000 from $1,454,000 in the 2004 period.  The net loss decreased to $301,000, or $0.06 per share, for the 2005 period as compared to $748,000, or $0.14 per share, for the 2004 period.

For the six months ended June 30, 2005, revenues from operations decreased 30% to $1,817,000 from $2,578,000 in the 2004 period.  The net loss decreased to $944,000, or $0.18 per share, for the 2005 period as compared to $1,307,000, or $0.24 per share, for the 2004 period.  In June 2005, ten acres of vineyard land was sold, producing a gain of $833,000 ($500,000 after-tax).  Had this land sale not occurred, the net loss for the six months ended June 30, 2005 would have been $1,444,000.

Mr. Mike Thomsen, Chief Financial Officer, stated, “Because the wine grape business is seasonal, we recognize substantially all of our crop sales revenues during our annual grape harvest in September and October.  Results from the first half of the year are, therefore, not indicative of what should be expected for the full calendar year.”

Mr. Thomsen continued by stating, “Revenues for the first six months of each fiscal year are generated primarily by bulk wine sales.  These sales fluctuate from year to year, depending upon the quantity of grapes made into bulk wine during the prior year’s harvest, and the timing and prices received when bulk wine is sold.  In first half of 2005, bulk wine sales were lower than in the same period in 2004, due primarily to the timing of wine shipments, thus decreasing revenues in 2005 as compared to 2004.  The Company sold substantially all of its remaining bulk wine inventory in July and the first week of August 2005.”

Commenting on the outlook for the upcoming 2005 harvest, Mr. Scott D. Scheid, President and Chief Executive Officer, stated, “The development of our 2005 wine grape crop is proceeding as expected.  Harvesting of grapes is expected to begin in late August in the Company’s southern-most vineyards, and it is expected that the harvest will be in full swing in mid September.  This timing is customary and normal for wine grape vineyards on the Central Coast.”

Mr. Scheid continued by stating, “The 2005 growing season throughout California has been characterized by an unusually cool, wet spring followed by a mild early summer.  It is too early in the year to predict actual crop size as weather or other factors may change ultimate crop size in the Central Coast area.  However, management anticipates that yields from the Company’s vineyards in 2005 will be at average levels.”

In addition, Mr. Scheid stated, “Construction of the Scheid Winery is proceeding on schedule, and it is expected to be in operation for the upcoming 2005 harvest.  The first phase of the winery will have the capacity to crush approximately 10,000 tons of grapes.  The winery is designed to use gentle and efficient fruit handling systems to maximize wine quality, and has been designed as a state-of-the-art facility.  The winery will be operated as both a custom crush facility for winery and grower customers, as well as a facility to make wine for our own bulk and bottled wine production.  We anticipate that the new winery will begin processing grapes in early September.”

Scheid Vineyards Inc. is an independent producer of premium wine grapes and bulk wine and operates approximately 5,700 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own label.

Note:  This press release contains forward-looking statements concerning expectations for the 2005 harvest and the Company’s 2005 financial performance.  These forward-looking statements are subject to risks and uncertainties, such as weather and market conditions, that could cause actual results to differ materially and adversely from those set forth in the forward-looking statements.  For further details and a discussion of the risks and uncertainties which affect or may affect the Company, refer to the Company’s filings with the Securities and Exchange Commission, including its most recent Form 10-QSB dated August 11, 2005 and Form 10-KSB dated March 31, 2005.  The forward-looking statements represent the Company’s judgment as of the date of this press release.  The Company disclaims any intent or obligation to update its forward-looking statements.

SCHEID VINEYARDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES:
Sales	$540	$1,207	$1,426	$2,166
Vineyard management, services and other fees	217	247	391	412
Total revenues	757	1,454	1,817	2,578
COST OF SALES	466	1,165	1,197	1,820
GROSS PROFIT	291	289	620	758
General and administrative expenses	1,220	1,248	2,518	2,473
Selling expenses	138	114	244	228
Interest expense	247	151	394	310
Investment and interest (income) loss	—	7	(31)	(74)
Gain on sales of land and equipment	(813)	—	(931)	—
LOSS BEFORE INCOME TAX BENEFIT	(501)	(1,231)	(1,574)	(2,179)
INCOME TAX BENEFIT	200	483	630	872
NET LOSS	$(301)	$(748)	$(944)	$(1,307)

BASIC AND DILUTED NET LOSS PER SHARE(1)	$(0.06)	$(0.14)	$(0.18)	$(0.24)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,103	5,476	5,104	5,475

(1)  There is no difference between basic and diluted earnings per share.

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